AGREEMENT FOR PURCHASE AND SALE

THIS AGREEMENT FOR PURCHASE AND SALE ("Agreement") between Cotter & Sons, Inc., a Texas corporation ("Seller"), and Hartman vREIT XXI Operating Partnership L.P., a Texas limited partnership ("Buyer"), is made and entered into as of the Effective Date (as defined below).

Recitals

A.Seller owns certain real property and improvements located at 11211 Katy Fwy, Houston, Texas 77079 and commonly known as 11211 Katy Freeway Office Building (the "Land") and more specifically described in the attached Exhibit "A". and certain other assets, as hereinafter described.

B.Subject to the terms and conditions set forth below, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Property (as hereinafter defined).

C.For purposes of this Agreement, the "Effective Date" shall be the date upon which the Title Company acknowledges receipt of a fully executed original of this Agreement executed by both Seller and Buyer.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Purchase and Sale. The above "Recitals" are incorporated into this Agreement as if fully set forth herein. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property on the terms and conditions set forth herein. The purchase and sale includes all of Seller's right and title, estate interest in and to all of the following (hereinafter sometimes collectively referred to as the "Property"):

1.    1. The real property described on the attached Exhibit "A", together with all structures, buildings, improvements and fixtures affixed or attached thereto and all easements and rights appurtenant thereto, including, without limitation: (i) all easements, privileges, tenements, hereditaments, appurtenances and rights belonging or in any way appurtenant to such real property; (ii) any strip or gore or any land lying in the bed of any street, road, alley or right-of-way, open or closed, adjacent to or abutting such real property; and (iii) any and all air rights, subsurface rights, development rights and water rights permitting to such real property (all of the foregoing being collectively referred to herein as the "Real Property");

1.2.    All leases, including associated amendments, with all persons ("Tenants") leasing the Real Property or any portion thereof as of the Effective Date or entered into in accordance with this Agreement prior to Closing (as hereinafter defined) (collectively, the"Leases"), together with all security deposits held in connection with the Leases and all of Seller's right, title and interest in and to all guarantees and other similar credit enhancements providing additional security for such Leases;

1.3.    Seller's interest, ifany, in (i) any and all tangible personal property owned by Seller located on or used exclusively in connection with the Real Property, including, without limitation, sculptures, paintings and other artwork, equipment, furniture, tools and supplies located on the Real Property as of the

Effective Date (collectively, the "Tangible Personal Property"); and (ii) any and all plans and specifications, architectural and engineering drawings and the common name of the Real Property (collectively, the "Intangible Personal Property," and collectively with the Tangible Personal Property, the "Personal Property");

1.4.    All service contracts (as detailed in Item 3 of Exhibit "G") which Buyer expressly agrees to assume in writing prior to the expiration of Buyer's Inspection Period, entered into by Seller relating to the operation of the Property as of the Effective Date or entered into by Seller in accordance with this Agreement prior to Closing, excluding Seller's insurance and Seller's asset and property management agreements, which will be terminated at Closing and not assumed by Buyer (collectively, the"Contracts"); provided, however, that Seller shall, at Closing, provide notices of termination with regard to certain Contracts, as provided hereafter; and

1.5.    To the extent transferable, any and all building permits, certificates of occupancy and other certificates, permits, consents, authorizations, variances or waivers, dedications, subdivision maps, licenses and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality relating to the Real Property (collectively, the "Permits").

2.    Purchase Price. Subject to the charges, prorations and other adjustments set forth in this Agreement, the purchase price for the Property shall be Five Million One Hundred Thousand and no/100 Dollars ($5,100,000.00) ("Purchase Price"), payable as follows:

2.1.    Title Company/Escrow Holder. Stewart Title Guaranty Company, Attn: Kelly M. Ansley, 1717 Main Street, Suite 3500, Dallas, Texas 75201; email kelly.ansley@,ste wart.com ("Stewart Title") and Presidio Title,Attn: David A. McAllister, 7373 Broadway, Suite 105, San Antonio, Texas 78209 ("Presidio Title") shall iointly act as the "Title Company/Escrow Holder" under this Agreement.

•	Escrow Functions- All escrow functions shall be handled by Stewart Title

•	Title Functions-Presidio Title shall conduct the title investigation, be responsible for underwriting decisions and issue the title policies

•	Premium Split-- After payment of the underwriter's 15% share, all title premiums will be split equally between the two title companies

2.2.    Deposit. Within three (3) Business Days after the Effective Date, Buyer shall deposit into Escrow (as hereinafter defined) the amount of One Hundred Thousand and No/100 Dollars ($100,000.00) (together with any interest thereon, the "Deposit"), in the form of a wire transfer payable to Stewart Title. Escrow Holder shall place the Deposit into an interest bearing money market account at a bank or other financial institution reasonably satisfactory to Buyer.

2.3.    Deposit of the Balance of the Purchase Price at Closing. In accordance with Section 7.3.2 below, Buyer shall deposit into Escrow the balance of the Purchase Price (subject to adjustments and prorations as set forth herein) by wire transfer payable to Escrow Holder.

2.4.    Independent Contract Consideration. One Hundred Dollars ($100.00) of the Deposit will be non-refundable to Buyer and shall be distributed by Escrow Holder to Seller as independent consideration for Seller entering into this Agreement. Such independent consideration is fully earned by Seller, is non-refundable under any circumstances, but will be applied to the Purchase Price at Closing.

3.    Title to Property. Within ten (10) days of the Effective Date, Seller shall provide to Buyer: (i) a current title commitment (the "Title Commitment") for the issuance of an extended coverage owner's policy of title insurance, with standard provisions and exceptions, together with such endorsements as may be commercially available and reasonably requested by Buyer (the "Title Policy"), to Buyer from Escrow

Holder (sometimes referred to herein as the "Title Company"), together with copies of all documents constituting exceptions to the title as reflected in the Title Commitment (collectively, the "Title Documents"); and (ii) an existing survey of the Real Property (the "Existing Survey") to the extent there is one in Seller's possession, at Seller's expense. Notwithstanding the foregoing, if there is no Existing Survey or the Existing Survey is not sufficient to permit the Title Company to issue the "shortages in area" endorsement, Buyer, at Buyer's expense, may cause a new ALTA ' as-built' survey of the Real Property to be performed that is sufficient to permit the Title Company to issue the "shortages in area" endorsement (such revised or new survey being referred to herein as the "Survey"). If a new Survey is to be included in Buyer's Objections (see below), it must be obtained by Buyer and delivered to Seller within fifteen (15) days of the Effective Date. If the Title Documents or Survey reflect or disclose any defect, exception or other matter affecting the Property that is unacceptable to Buyer, Buyer shall provide Seller with written notice to Seller within thirty (30) days after the Effective Date (whether one or more, "Buyer's Objections"). In its sole discretion, upon written notice to Buyer, Seller may elect to cure or remove Buyer's Objections, and, if Seller elects to cure or remove Buyer's Objections, it shall be a condition precedent to Buyer's obligation to acquire the Property that Seller cures Buyer's Objections prior to Closing. Unless Seller provides written notice to Buyer within five (5) business days of receiving Buyer's Objections that Seller intends to cure or remove Buyer's Objections, Seller shall be deemed to have elected not to cure or remove Buyer's Objections, and Buyer shall be entitled, as Buyer's sole and exclusive remedy, either to: (i) terminate this Agreement and obtain a refund of the Deposit by providing written notice of termination to Seller prior to the expiration of the Inspection Period and returning the Due Diligence Items (as hereinafter defined); or (ii) waive Buyer's Objections and close this transaction as otherwise contemplated herein. If Buyer fails to terminate this Agreement during the Inspection Period, all matters described in the Title Commitment and the Title Documents and shown on the Survey, except for monetary liens for indebtedness of Seller (including judgments, liens, mechanic liens or other monetary encumbrances incurred prior to the date of the Closing), and any matters Seller has agreed to cure in writing ("Mandatory Title Cure Items"), shall be deemed "Permitted Exceptions." Notwithstanding anything to the contrary in this Agreement, Seller shall have no obligation to cure any of Buyer's Objections other than the Mandatory Cure Items. In the event additional exceptions to coverage are added to the Title Commitment or the Survey after the same has been approved or deemed approved by Buyer, in each such case and notwithstanding Buyer' s prior approval, Buyer shall be afforded an additional ten ( l 0) days from the date upon which it receives a revised Title Commitment or Survey to review and approve (or disapprove) the updated Title Commitment or Survey. If no written disapproval of the updated Title Commitment or Survey is received by Seller from Buyer within the said ten (10) day period, the updated Title Commitment or Survey shall be deemed approved by Buyer.

4.	Due Diligence Items.

4.1.    Within ten (10) days after the Effective Date Seller shall deliver to Buyer, to the extent the same exist and are in Seller's possession or control, the items set forth in Exhibit "G" attached hereto (collectively, the "Due Diligence Items").

4.2.    Seller shall use commercially reasonable efforts to secure and deliver to Buyer by the date that is twenty (20) days after the Effective Date (the "Estoppe/ Delivery Deadline") estoppel certificates for the Leases consistent with the information in the Rent Rolls and substantially in the form attached as Exhibit "B" or such form as may be required under the applicable Leases ("Estoppel Certificates"), and showing no material defaults or any terms that are adverse and materially inconsistent with the Leases, executed by Tenants under Leases covering at least seventy-five percent (75%) of the occupied leased rental floor area of the Real Property. If Seller fails to deliver the Estoppel Certificates to Buyer by the Estoppel Delivery Deadline, Buyer may terminate this Agreement upon written notice to Seller prior to the expiration of the Inspection Period (defined below).

5.	Inspections.

5.1.    Buyer shall have a temporary non-exclusive license to enter and conduct noninvasive feasibility, environmental and physical studies collectively of the Property that Buyer may deem necessary or advisable (collectively, the "Inspections") during the Inspection Period, on the terms set forth in this Section 5. Notwithstanding the foregoing, Buyer shall not conduct invasive testing of any kind (including, without limitation, "Phase II" environmental testing) without Seller's prior written consent, which may be withheld in Seller's sole and absolute discretion. Buyer must arrange all Inspections requiring physical entry onto the Property with Seller at least two (2) business days in advance of any Inspections, and Buyer's right to conduct the Inspections shall be subject to rights of Tenants and to such conditions as may be reasonably imposed by Seller in order to avoid disruption of the day to day operations at the Property. Buyer shall be permitted to interview Tenants; provided, however, that Seller shall have the opportunity to have its representative present and Buyer shall coordinate any such communications with Seller at least two
(2) business days in advance of same.

5.2.    Buyer and its agents shall maintain equipment and other materials in an orderly manner while they are located on the Property and in locations specified by Seller. Buyer agrees to remove all debris and trash resulting from the Inspections on a daily basis and to remove all equipment and other materials used by Buyer or its agents as soon as the activity for which such equipment and other materials are used is completed. Buyer and its agents shall take all appropriate measures for the safety of persons and property on the Property related to the Inspections and shall comply with all applicable legal requirements. Buyer shall restore any damage to the Property resulting from the Inspections, including, but not limited to, repair of surface openings resulting from tests. Upon Seller's written request, Buyer shall promptly provide to Seller a copy of Buyer's Reports (as hereinafter defined). Buyer agrees to promptly discharge any liens that may be imposed against the Property as a result of the Inspections.

5.3.    Buyer shall indemnify, save and hold the Estate of James F. Cotter (the "Estate"), Seller and Seller's officers, agents, employees, directors, trustees, successors and assigns (collectively
"Indemnitees") harmless against all losses, costs, expenses, liabilities, claim, s litigation, demands, proceedings and damages (including but not limited to attorney's fees) suffered or incurred by Seller or any such Indemnitees arising out of and limited to the Inspections, provided that Buyer shall not incur any liability due to its discovery, without exacerbation, of the condition of any "hazardous substances" or other circumstances at the Property.

5.4.    To the extent Buyer intends to physically access the Property, Buyer shall maintain, and shall require any of its subcontractors and agents that intend to physically access the Property to maintain, insurance in form and substance reasonably satisfactory to Seller, with insurance companies reasonably acceptable to Seller, as follows: Comprehensive General Liability or Commercial General Liability Insurance, with limits of not less than One Million Dollars ($1,000,000.00) combined single limit per occurrence and not less than Two Million Dollars ($2,000,000.00) on a general aggregate basis, for bodily injury, death and property damage. Each policy of insurance required hereunder shall name Seller as an additional insured. Further, each such policy of insurance shall state that such policy is primary and noncontributing with any insurance carried by Seller. A certificate, together with any endorsements to the policy required to evidence the coverage which is to be obtained hereunder, shall be delivered to Seller prior to entry on the Property. Any policies required by the provisions of this Section 5.4 may be made a part of a blanket policy of insurance with a "per project, per location endorsement" so long as such blanket policy contains all of the provisions required herein and does not reduce the coverage, impair the rights of the other party to this Agreement or negate the requirements of this Agreement.

5.5.    During the course of its performance of the Inspections, Buyer will acquire knowledge concerning the Property and Seller, and knowledge of other matters of a sensitive business nature and Seller will acquire knowledge concerning Buyer, including the existence of this possible purchase/sale transaction, the terms of sale and other matters of a sensitive and confidential nature (collectively, "Privileged Information"). Except as described below, neither Buyer, nor Seller, nor Brokers, nor their agents shall disclose to any third party, publicize or suffer or permit any of their respective employees to so disclose or publicize any such Privileged Information, other than to Estate beneficiaries, consultants, attorneys, agents and prospective investors as necessary for Buyer's inspection and analysis of the Property. In the event that any party believes in good faith that it is required by any legal requirement to disclose any such Privileged Information, then such party shall promptly notify the other parties of such belief and the reasons for such belief. If within ten (10) days after receipt of such notice, such party advises the party that sent the notice that it shall itself disclose the information, then such party shall not make such disclosure (unless either such party reasonably believes that it must disclose such information by law). If such party reasonably believes that such disclosure is required to be made in less than the ten (10) day period, then the notice to the other party shall so state and the party's time to respond will be reduced accordingly. In no event shall Privileged Information include: (a) information which is or becomes generally available to the public other than as a result of a disclosure by a party; or (b) was known by a party on a non-confidential basis prior to its disclosure to a party.

5.6.    The obligations described in Sections 5.3 and 5.5 shall survive the Closing or any earlier termination of this Agreement for a term of one (1) year.

6.

6.1.    Buyer shall have thirty (30) days after the Effective Date ("Inspection Period") to review and approve or disapprove the Due Diligence Items, the Inspections and the condition of the Property. If the Due Diligence Items or the Inspections show any fact, matter or condition to exist with respect to the Property that is unacceptable to Buyer, in Buyer's sole discretion, then Buyer shall be entitled, as its sole and exclusive remedy, either: (i) to terminate this Agreement by providing written notice to Seller and Escrow Holder on or prior to the expiration of the Inspection Period (a "Termination Notice"); or (ii) to waive such facts, matters or conditions and proceed with the transaction contemplated by this Agreement. In the event that Buyer sends a timely Termination Notice, this Agreement shall become null and void, the Deposit shall be refunded to Buyer, and all rights, liabilities and obligations of the parties under this Agreement shall expire, except as otherwise expressly set forth herein. If Buyer fails to send a timely Termination Notice, the Due Diligence Items, Inspections and condition of the Property shall be deemed approved by Buyer; Buyer shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 6.1; and the parties shall be obligated to close the transaction contemplated hereby, except as may otherwise be provided herein, and the Deposit shall be nonrefundable to Buyer and paid to and retained by Seller upon Closing or termination of this Agreement without further instructions by Buyer to Escrow, except only as expressly provided herein.

6.2.    Notwithstanding anything to the contrary contained in this Agreement, Buyer hereby agrees that, in the event this Agreement is terminated for any reason, Buyer shall at its sole expense no later than ten (10) days after the date that this Agreement is terminated, (a) destroy all digital copies and return to Seller all Due Diligence Items which have been delivered to Buyer, (b) deliver to Seller copies of all surveys, inspection, environmental or engineering analyses, assessments or reports (excluding economic feasibility studies) and (c) deliver to Seller copies of any new survey, together with a confirmation of the assignment of all of Buyer's right, title and interest in and to the survey and all those inspections and assessments ("Buyer's Reports"), subject to restrictions on Buyer' s ability to make any such materials available to Seller that are imposed in any agreement with a third party consultant preparing any such reports or materials; provided, however, that delivery of Buyer's Reports by Buyer shall be without warranty or representation whatsoever, express or implied, including, without limitation, any warranty or representation as to ownership, accuracy, adequacy or completeness thereof or otherwise. Buyer shall cooperate with Seller at no expense to Buyer in order to obtain a waiver of any such restrictions.

6.3.    On or prior to the expiration of the Inspection Period, Buyer will designate in a written notice to Seller which Contracts, if any, Buyer will assume. At Seller's expense, Seller shall terminate as of the Closing and be responsible for the balance of the Contracts pertaining to the Property. Taking into account any credits or prorations to be made pursuant to this Agreement for payments coming due after Closing but accruing prior to Closing, Buyer will assume the obligations arising from and after the Closing Date under those Contracts, if any, which Buyer has designated will be assumed.

7.	Escrow.

7.1.    Instructions. The purchase and sale of the Property shall be consummated through an escrow ("Escrow") to be opened with Escrow Holder. This Agreement shall be considered as the escrow instructions between the parties, with such further instructions as Escrow Holder may reasonably require in order to clarify its duties and responsibilities. If Escrow Holder shall reasonably require further escrow instructions, Escrow Holder may prepare such instructions on its usual form. Such reasonable further instructions shall be promptly signed by Buyer and Seller and returned to Escrow Holder within three (3) business days of receipt thereof. In the event of any conflict between the terms and conditions of this Agreement and such further instructions, the terms and conditions of this Agreement shall control.

7.2.    Closing. Escrow shall close (the "Closing") on the date that is thirty (30) days after the expiration of the Inspection Period (as the same may be extended in accordance with the terms of this Agreement, the "Closing Date"). Buyer may extend the Closing Date for a single period of an additional thirty (30) days by depositing an additional $100,000.00 with the Title Company as a nonrefundable extension fee (the "Extension Fee") at least ten (10) days prior to the initial Closing Date and instructing the Title Company, in writing, to release the Extension Fee to Seller. After the Inspection Period, the Deposit and any Extension Fee shall be nonrefundable, except in the event of a default by Seller. In the event the Closing does occur, both the Deposit and any Extension Fee shall be applied to the Purchase Price.

7.3.    Buyer Required to Deliver. Buyer shall deliver to Escrow, on or before the Closing Date except as specified in Section 7.3.1 the following:

7.3.l.    Within three (3) Business Days after the Effective Date, the Deposit.

7.3.2.    On or before I:00 p.m. Central Standard or Daylight Savings Time, as applicable, on the Closing Date, the Purchase Price (less the Deposit), subject to the closing adjustments, credits and prorations contemplated hereby; provided, however, that, notwithstanding anything to the contrary in this Agreement, if Buyer fails to make such delivery by 3:00 p.m. Central Standard or Daylight Savings Time, as applicable, but nevertheless makes such delivery on the Closing Date, prorations shall be recalculated in accordance with Section 7.7 below and for purposes of prorations, the Closing Date shall be deemed the next Business Day.

7.3.3.    On or before the Closing Date, such other documents as Title Company may reasonably require from Buyer in order to issue the Title Policy.

7.3.4.    Two (2) original counterparts executed by Buyer of an assignment and assumption of leases in substantially the form attached as Exhibit "C", whereby Seller assigns and conveys to Buyer all of Seller's right, title and interest in, and Buyer assumes all of Seller's obligations under, the Leases (the "Assignment of Leases").

7.3.5.    Two (2) original counterparts executed by Buyer of a bill of sale, assignment and assumption agreement in substantially the form attached as Exhibit "D't, whereby Seller assigns and conveys to Buyer the Personal Property, if any, without warranty, and Seller assigns and conveys all of Seller's right, title and interest in, and Buyer assumes all of Seller's obligations under the Contracts being assumed, and the Permits (the "Assignment and Assumption Agreement").

7.3.6.    Two (2) original counterparts executed by Buyer of the Closing Statement (as defined in Section 7.7.2 below); provided, however that such executed Closing Statement may be transmitted by facsimile and/or e-mail so long as two (2) original counterparts are deposited with Federal
Express or other nationally recognized overnight delivery service on the Closing Date for delivery to Escrow Holder the next Business Day, if required by Escrow Holder.
7.3.7.    In the event there is a Memorandum of Lease recorded against the Property, on or before the Closing, Buyer shall deliver to Escrow Holder a Memorandum of Assignment of Lease ("Memorandum") for the Property in the form agreed to between the parties, executed and acknowledged by Buyer.

7.3.8.    All documents required by Buyer's Lender, if any (as hereinafter defined), its counsel or the Escrow Holder.

7.4.    Seller Required to Deliver. On or before the Closing Date, Seller shall deliver to Escrow (unless otherwise noted) the following:

7.4.1.    A duly executed and acknowledged special warranty deed, in substantially the form attached as Exhibit "E", conveying fee title to the Property in favor of Buyer or Buyer's nominee, which deed shall include an "AS IS" provision, as outlined in Section 8.2.3. (the "Deed").

7.4.2.	The original executed Estoppel Certificates.

7.4.3.	An executed certificate of non-foreign status.

7.4.4.	Two (2) original counterparts executed by Seller of the Assignment of Leases.

7.4.5.    Two (2) original counterparts executed by Seller of the Assignment and Assumption Agreement.

7.4.6.    Two (2) original counterparts executed by Seller of the Closing Statement; provided, however, that such executed Closing Statement may be transmitted by facsimile and/or e-mail so long as two (2) original counterparts are deposited with Federal Express or other nationally recognized overnight delivery service on the Closing Date for delivery to Escrow Holder the next Business Day, if required by Escrow Holder.

7.4.7.    Such other documents as Title Company may reasonably require from Seller in order to issue the Title Policy.

7.4.8.    In the event there is a Memorandum of Lease recorded against the Property, on or before the Closing, Seller shall deliver to Escrow Holder a Memorandum for the Property in the form agreed to between the parties, executed and acknowledged by Seller.

7.4.9.    A letter from Seller addressed to each Tenant informing such Tenant of the change in ownership and transfer of any security deposits and directing that future rent payments be made to Buyer in substantially the form attached as Exhibit "F".

7.4.    l0. Seller shall make available at the Property, all keys to all buildings and other improvements located on the Property, all keying charts related to the Property, combinations to any safes thereon, and security devices therein in Seller's possession; and

7.4.11. Seller shall make available at the Property all records and files in Seller's possession or control relating to the management or operation of the Property, including, without limitation, all insurance policies, security contracts, tenant files (including correspondence), property tax bills and calculations used to prepare statements of rental increases under the Leases and statements of common area charges, insurance, property taxes and other charges which are paid by Tenants of the Real Property;

7.5.	Buyer' s Costs. Buyer shall pay the following:

7.5.1.    Any closing costs in connection with the financing of the purchase of the Property;

7.5.2.	The costs of Buyer's investigations, including Buyer's Reports;

7.5.3.    The cost of a new Survey, if Buyer elects to obtain one, however, in the event a new Survey is required because the Title Company determines that the Existing Survey is not sufficient to permit the Title Company to issue the "shortages in area" endorsement, Seller shall reimburse Buyer one-half of the survey cost at the time of Closing;

7.5.4.    One-half of Escrow Holder's fees, costs and expenses (including any recording fees related to a new loan);

7.5.5.	Title Company's premium for any Title Policy endorsements; and

7.5.6.	Buyer's attorneys' fees.

7.6.	Seller's Costs. Seller shall pay the following:

7.6.1.    One-half of Escrow Holder's fees, costs and expenses (including any recording fees relating to the deed);

7.6.2.	Title Company's premium for the owner Title Policy;

7.6.3.	All documentary or other transfer taxes applicable to the sale;

7.6.4.	The commission payable to Broker; and

7.6.5.	Seller's attorney's fees.

7.7.	Prorations.

7.7.1.    Items to be Prorated. The following shall be prorated between Seller and Buyer as of the Closing Date with Buyer being deemed the owner of the Property as of the Closing Date:

7.7.1.1.    Taxes and Assessments. In the event Taxes are paid directly by Tenants to the taxing authority pursuant to the Leases, Taxes shall not be prorated between Buyer and Seller. Otherwise Taxes shall be prorated as follows: All non-delinquent real property taxes, assessments and other governmental impositions of any kind or nature, including, without limitation, any special assessments or similar charges (collectively, "Taxes"), which relate to the tax year within which the Closing occurs based upon the actual number of days in the tax year. The proration for Taxes shall be based upon the most recently issued tax bill for the Property, and shall be calculated based upon the maximum early payment discount available provided this is consistent with how Tenants reimburse Landlord for Taxes under the Leases. Upon the Closing, Buyer shall be responsible for Taxes payable from and after the Closing. Upon the Closing, Seller shall be responsible for Taxes payable with respect to the period prior to the Closing. In no event shall Seller be charged with or be responsible for any increase in Taxes resulting from the sale of the Property to Buyer in this transaction or from any improvements made or leases entered into after the Closing . With respect to all periods for which Seller has paid Taxes, and subject to the terms and conditions of the Leases, Seller hereby reserves the right to institute or continue any proceeding or proceedings for the reduction of the assessed valuation of the Property, and, in its sole discretion, subject to the terms and conditions of the Leases, to settle the same. Subject to the terms and provisions of the Leases, Seller shall have thesole authority to control the progress of, and to make all decisions with respect to,such proceedings but shall provide Buyer with copies of all communications with the taxing authorities. All net tax refunds and credits which are attributable to any period prior to the Closing which Seller has paid or for which Seller has given a credit to Buyer shall belong to and be the property of Seller. All net tax refunds and credits attributable to any period on the date of and subsequent to the Closing shall belong to and be the property of Buyer. Buyer agrees to cooperate with Seller in connection with the prosecution of any such proceedings and to take all steps, whether before or after the Closing, as may be necessary to carry out the intention of this Subsection 7.7.1.1, including the delivery to Seller, upon demand, of any relevant books and records, including receipted tax bills and cancelled checks used in payment of such Taxes, the execution of any and all consent or other documents, and the undertaking of any acts necessary for the collection of such refund by Seller.

7.7.1.2.    Rents. Buyer will receive a credit at the Closing for all rents payable by Tenants under the Leases as of the Closing and allocable to the period on and after the Closing based upon the actual number of days in the month. No credit shall be given Seller for accrued and unpaid rent or any other non current sums due from Tenants until these sums are paid, and Setler shall retain the right to collect any such rent provided Seller does not sue to evict any Tenants or terminate any Leases. Buyer shall cooperate with Seller after the Closing to collect any rent under the Leases which has accrued prior to the Closing; provided, however, Buyer shall not be obligated to sue any Tenants or exercise any legal remedies under the Leases or to incur any expense over and above its own regular collection expenses. All payments collected from Tenants after the Closing shall first be applied to the month in which the Closing occurs, then to any rent due to Buyer for the period after Closing and finally to any rent due to Seller for the period prior to Closing; payments collected by either party after Closing shall be paid over to the party entitled thereto under this Section 7.7.1.2 within five (5) business days after receipt.

7.7.1.3.    Operating Expenses. All operating expenses, including all charges under the Contracts which are assumed by Buyer, shall be prorated, and as to each service provider, operating expenses payable or paid to such service provider in respect to the billing period of such service provider in which the Closing occurs (the "Current Billing Period"), shall be prorated on a per diem basis based upon the number of days in the Current Billing Period prior to the Closing and the number of days in the Current Billing Period on and after the Closing, and assuming that all charges are incurred unifonnly during the Current Billing Period.

7.7.1.4.    Security Deposits: Prepaid Rents. Prepaid rentals and other tenant charges and security deposits (including any portion thereof which may be designated as prepaid rent) under Leases, which have not been otherwise applied by Setler to any obligations of any Tenants under the Leases, shall be credited on the Closing Statement against the Purchase Price, and upon the Closing, Buyer shall assume full responsibility for all security deposits to be refunded to the Tenants under the Leases. Seller represents and warrants that the schedule of tenant security deposits delivered to Buyer pursuant to the attached Exhibit "G", will be true and correct to Seller's actual knowledge.

7.7.1.5.    CAM Expenses. To the extent that Tenants are reimbursing the landlord under the Leases for common area maintenance and other operating expenses (collectively, "CAM Charges"), CAM Charges shall be prorated at Closing as of the Closing Date on a Lease-by-Lease basis with each party being entitled to receive a portion of the CAM Charges payable under each Lease for the CAM Lease Year (as defined below) in which Closing occurs, which portion shall be equal to the actual CAM Charges incurred during the party's respective periods of ownership of the Property during the CAM Lease Year. As used herein, the term "CAM Lease Year" means the twelve(12) month period as to which annual CAM Charges are owed under each Lease. Seller shall be responsible for the CAM Charges reconciliation on a Lease-by Lease basis for their ownership period within the CAM Lease Year up to, but not including, the Closing Date. Buyer shall be responsible for the CAM Charges reconciliation on a Lease-by-Lease basis for its ownership period within the CAM Lease Year including the Closing Date. To the extent that any CAM Charges are paid by the Tenants to the Seller under the Leases based on an estimated payment basis for which a future reconciliation of actual CAM Charges to estimated payments is required to be performed at the end of a reconciliation period, Buyer and Seller shall make an adjustment at the Closing for the applicable reconciliation period based on a comparison of the actual CAM Charges to the estimated payments at the Closing. If, as of the Closing, Seller has received CAM Charges in excess of the amount that the Tenants will be required to pay, based on the actual CAM Charges as of the Closing, Buyer shall receive a credit against the Purchase Price on the Closing Statement in the amount of such excess. If, as of the Closing, Seller has received CAM Charges that are less than the amount that the Tenants would be required to pay based on the actual CAM Charges as of the Closing, Seller shall be entitled to receive such deficiency when and if such additional payments are made. CAM Charges that are not payable by the Tenants either directly or reimbursable under the Leases shall be prorated between Seller and Buyer and shall be reasonably estimated by the parties if final bills are not available. If final prorations cannot be made at the Closing for any item being prorated, then for any such proration ("Post Closing Proration"), Buyer and Seller agree to allocate such items on a fair and equitable basis as soon as invoices or bills are available and applicable reconciliation with Tenants have been completed, with final adjustment and payment to be made as soon as reasonably possible after the Closing (but in no event later than ninety (90) days after the Closing, except that adjustments arising from any tax protest shall not be subject to such ninety (90) days limitation, but shall be made as soon as reasonably possible), to the effect that income and expenses are received and paid by the parties on an accrual basis with respect to their period of ownership.

7.7.2.    Closing Statement. Prior to the Closing Date, Seller and Escrow Holder shall jointly prepare a closing statement (the"Closing Statement") which shall set forth the costs payable herein and the prorations and credits provided herein and elsewhere in this Agreement. The prorations and credits set forth in the Closing Statement which is signed by each party and delivered at Closing shall be final.

7.7.3.    Items Not Prorated. Seller and Buyer agree that (i) on the Closing, the Property will not be subject to any financing arranged by Seller; (ii) none of the insurance policies relating to the Property will be assigned to Buyer, and Buyer shall be responsible for arranging for its own insurance effective immediately after the Closing Date; and (iii) to the extent not already in the Tenants' name, utilities, including telephone, electricity, water and gas, shall be read on the Closing Date, and Buyer shall be responsible for all the necessary actions needed to arrange for utilities to be transferred to the name of Buyer immediately after the Closing Date, including the posting of any required deposits, and Seller shall be entitled to recover and retain from the providers of such utilities any refunds or overpayments to the extent applicable to the period prior to the Closing Date, and any utility deposits which it or its predecessors may have posted. Accordingly, there will be no prorations for debt service, insurance or utilities. In the event a meter reading is unavailable for any particular utility, such utility shall be prorated in the manner provided in Section 7.7.1.3 above.

7.7.4.    Indemnification. Buyer and Seller shall each indemnify, protect, defend and hold the other harmless from and against any claim in any way arising from the matters for which the other receives a credit or otherwise assumes responsibility pursuant to this Section 7.7.

7.7.5.	Survival. This Section 7.7 shall survive the Closing for a period of one (I) year.

8.	Representations, Warranties. and Covenants.

8.1.    Representations of Seller. Seller hereby represents and warrants as of the date hereof to Buyer as follows:

8.1.l. Seller is a corporation duly formed and validly existing under the laws of the State of Texas. Seller has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. This Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization,arrangement, moratorium or other similar laws affecting the rights of creditors generally.

8.1.2.    Seller is not a "foreign person" within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended (the "Code").

8.1.3.    To Seller's actual knowledge, the execution, delivery and performance by Seller of this Agreement, and all other agreements, instruments and documents referred to or contemplated herein or therein do not require the consent, waiver, approval, license or authorization of any person or public authority which has not been obtained and do not and will not contravene or violate (with or without the giving of notice or the passage of time or both), the organizational documents of Seller or any judgment, injunction, order, law, rule or regulation applicable to Seller.

8.1.4.    Except as included in the Due Diligence Items, there are, to Seller's actual knowledge, no leases or occupying agreements (or any amendments or supplements) to which Seller is a party or has consented in writing encumbering, or in force with respect to, the Property;

8.1.5.    To Seller's actual knowledge, Seller has not received any actual written notice of any pending or threatened condemnation of all or any portion of the Property;

8. l.6. To Seller's actual knowledge, Seller has not received actual written notice ofany litigation that is currently pending or threatened with respect to the Property, except as my be the responsibility of Tenant under the Leases;

8.1.7.    Except as set forth in the Due Diligence Items, to Seller's actual knowledge, Seller has not received any actual written notice from any governmental authority that all or any portion of the Property is presently in material violation of any applicable building codes or any applicable environmental law (relating to clean-up or abatement), zoning law or land use law, or any other applicable local, state or federal law or regulation relating to the Property;

8.1.8.    Seller is not knowingly acting, directly or indirectly for or on behalf of any person, group, entity or nation named by any Executive Order of the United States Treasury Department as a terrorist, "Specially Designated National and Blocked Person" or other banned or blocked person, entity, or nation pursuant to any law that is enforced or administered by the Office of Foreign Assets Control, or engaging in, instigating or facilitating this transaction for or on behalf of any such person, group, entity or nation; and to Seller's knowledge, Seller is not engaging in this transaction, directly or indirectly in violation of any laws relating to drug trafficking, money laundering or predicate crimes to laundering money.

8.1.9.    To Seller's actual knowledge, Seller has, in effect, casualty insurance covering the Property, in amounts sufficient to repair and restore the Property to the condition existing on the Effective Date.

8.1.11. In making the foregoing representations and warranties, Seller has not made or undertaken to make any investigation as to factual matters or as to the accuracy or completeness of any representation, warranty, data or any other information related thereto and hereby disclaims liability for any unintentional misstatement. Whenever the term "to Seller's knowledge or actual knowledge" or similar language is used herein with respect to the existence or absence of facts, it signifies that Seller has not undertaken any independent investigation of facts, but instead has based Seller's representation solely upon the current actual knowledge of Marcus P. Rogers, the Independent Administrator of the Estate (who assumes no personal liability of any kind by virtue of this Agreement), and Seller disclaims any obligation to conduct any independent investigation with respect to such matters. Buyer acknowledges that it is unlikely that Marcus P. Rogers has any extensive knowledge with respect to any specific asset of the Estate and that Buyer is relying on its own investigation and its Title Policy.

8.2.	Approval of Property: Limitations on Seller Representations and Warranties.

8.2.1.    Except as is specifically provided in this Agreement, Seller makes no representations or warranties as to the truth, accuracy, completeness, methodology of preparation or otherwise concerning any engineering or environmental reports, audits, the materials prepared by Seller or any other materials, data or other information whatsoever supplied to Buyer in connection with Buyer's inspection of the Property; provided that Seller has no actual knowledge of the inaccuracy of such materials or information. It is the parties' express understanding and agreement that such materials are provided only for Buyer's convenience in making its own examination and determination prior to the expiration of the Inspection Period as to whether it wishes to purchase the Property, and, in doing so, Buyer shall rely exclusively on its own independent investigation and evaluation of every aspect of the Property and not on any materials supplied by Seller. Except as may be specifically provided elsewhere in this Agreement, Buyer expressly disclaims any intent to rely on any such materials provided to it by Seller in connection with its inspection and agrees that it shall rely solely on its own independently developed or verified information. Except with respect to all obligations in this Agreement (including, without limitation, Seller's express representations and warranties) that are expressly stated to survive Closing (collectively, the "Surviving Obligations"), Buyer hereby releases Seller and its agents, representatives and employees from any and all claims, demands and causes of action, past, present and future that Buyer may have relating to
(i) the condition of the Property at any time, before or after the Closing, including, without limitation, the presence of any hazardous materials; or (ii) any other matter pertaining to the Property. This release shall survive the Closing or the termination of this Agreement.

8.2.2.    Approval of Property. The consummation of the purchase and sale of the Property pursuant to this Agreement shall be deemed Buyer's acknowledgement that it has had an adequate opportunity to make such legal, factual and other inspections, inquiries and investigations as it deems necessary, desirable or appropriate with respect to the Property. Such inspections, inquiries and investigations of Buyer shall be deemed to include, but shall not be limited to, any leases and contracts pertaining to the Property, the physical components of all portions of the Property, the physical condition of the Property, such state of facts as an accurate survey, environmental report and inspection would show and the present and future zoning ordinance, ordinances and resolutions. Except as expressly provided in this Agreement or the Closing documents, Buyer shall not be entitled to and shall not rely upon, Setler or Seller's agents with regard to, and Seller will not make any representation or warranty with respect to: (i) the quality, nature, adequacy or physical condition of the Property including, but not limited to, the structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities or the electrical, mechanical, HVAC, plumbing, sewage or utility systems, facilities or appliances at the Property, if any; (ii) the quality, nature, adequacy or physical condition of soils or the existence of ground water at the Property;
(iii) the existence, quality, nature, adequacy or physical condition of any utilities serving the Property; (iv) the development potential of the Property, its habitability or merchantability or the fitness, suitability or adequacy of the Property for any particular purpose; (v) the zoning or other legal status of the Property; (vi) the Property or its operations' compliance with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions or restrictions of any governmental or quasi-governmental entity or of any other person or entity; (vii) the quality of any labor or materials relating in any way to the Property; or (viii) the condition of title to the Property or the nature, status and extent of any right-of-way, lease, right of redemption, possession, lien, encumbrance, license, reservation, covenant, condition, restriction or any other matter affecting the Property except as expressly set forth in this Agreement. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR THE CLOSING DOCUMENTS, SELLER HAS NOT, DOES NOT AND WILL NOT MAKE ANY WARRANTIES OR REPRESENTATIONS, OTHER THAN THOSE STATED IN THIS AGREEMENT, WITH RESPECT TO THE PROPER1Y AND SELLER SPECIFICALLY DISCLAIMS ANY OTHER IMPLIED WARRANTIES OR WARRANTIES ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF CONDITION, MERCHANTABILITY, HABITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE. FURTHERMORE, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR THE CLOSING DOCUMENTS, SELLER HAS NOT, DOES NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY WITH REGARD TO COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS INCLUDING, BUT NOT LIMITED TO, THOSE PERTAINING TO THE HANDLING, GENERATING, TREATING, STORING OR DISPOSING OF ANY HAZARDOUS WASTE OR SUBSTANCE INCLUDING, WITHOUT LIMITATION, ASBESTOS, PCB AND RADON. SUBJECT ONLY TO THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT OR CLOSING DOCUMENTS, BUYER WILL BE ACQUIRING THE PROPERTY "AS IS AND WHERE IS, WITH ALL FAULTS," IN ITS PRESENT STATE AND CONDITION, SUBJECT ONLY TO NORMAL WEAR AND TEAR AND BUYER SHALL ASSUME THE RISK THAT ADVERSE MATIERS AND CONDITIONS MAY NOT HAVE BEEN REVEALED BY BUYER'S INSPECTIONS AND INVESTIGATIONS. BUYER SHALL ALSO ACKNOWLEDGE AND AGREE THAT THERE ARE NO ORAL AGREEMENTS, WARRANTIES OR REPRESENTATIONS COLLATERAL TO OR AFFECTING THE PROPERTY BY SELLER, ANY AGENT OF SELLER OR ANY THIRD

PARTY. THE TERMS AND CONDITIONS OF THIS SECTION SHALL SURVIVE THE CLOSING, AND NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS. SELLER SHALL NOT BE LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON, UNLESS THE SAME ARE SPECIFICALLY SET FORTH OR REFERRED TO IN THIS AGREEMENT OR THE CLOSING DOCUMENTS. EXCEPT WITH REGARD TO THE OBLIGATIONS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTS, BUYER HEREBY RELEASES SELLER AND ITS AGENTS, REPRESENTATIVES AND EMPLOYEES FROM ANY AND ALL LIABILITY RELATING TO THE CONDITION OF THE PROPERTY BEFORE OR AFTER THE CLOSING AND ANY OTHER MATTER RELATING TO THE PROPERTY, WHETHER KNOWN OR UNKNOWN AT THE TIME OF THE CLOSING, EXCEPT FOR ANY INTENTIONAL MISREPRESENTATIONS. THIS SECTION SHALL SURVIVE CLOSING FOR ONE (1) YEAR.

8.2.3.    Release, Limitation of Recourse. Except as expressly set forth in this Agreement to the contrary and except for any claims arising under the express representations, warranties or covenants of Seller under this Agreement or under the indemnity provisions of any document delivered in connection with the Closing, Buyer for itself and its agents, affiliates, successors and assigns, hereby releases and forever discharges Seller, the Estate, and any party related to or affiliated with Seller or the Estate and their respective successors and assigns, including any direct or indirect member of Seller (collectively, the "Seller Related Parties") from and against any and all claims at law or equity which Buyer or any party related to or affiliated with Buyer and their respective successors and assigns (each a "Buyer Related Party"), whether known or unknown at the time of this Agreement, which Buyer or a Buyer Related Party has or may have in the future, arising from or related to any matter or thing relating toor in connection with the Property, including but not limited to, the documents and information referred to in this Agreement, the Leases and the Tenants, any construction defects, errors or omissions in the design or construction and arising out of the physical, environmental, economic or legal condition of the Property, including, without limitation, any claim for indemnification or contribution arising under the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601, et. seq.) or any similar federal, state or local statute, rule or ordinance relating to liability of property owners or operators for environmental matters . Notwithstanding anything to the contrary in this Agreement, Buyer understands and agrees that the entities comprising Seller have no restriction on the making of distributions to their respective members at the time of Closing and Buyer agrees that notwithstanding any distribution of sales proceeds to any Seller Related Parties, Buyer shall not look to any of the Seller Related Parties and no property or assets of any Seller Related Parties shall be subject to levy, execution, or other enforcement procedures nor shall any deficiency judgment or other monetary judgment be sought, obtained or enforced against any of the Seller Related Parties for the satisfaction of any such rights or remedies, for the payment or performance of any such obligations, agreements or covenant shall not be considered a "liability" for purposes of Sections 10- 608(b) and 18-804(c) of the Delaware Limited liability Company Act or the other. Any claims by Buyer against the Seller shall be limited solely to the Property (or, following the Closing, the net proceeds of sale received by Seller) and shall have no recourse to the personal or individual property or assets of Seller or of any other person or entity, or any trustee, officer, director, shareholder, partner, member, employee, manager, estate, representative, agent, successor or assign of Seller, including specifically but without limitation the manager of Seller, and none of the forgoing persons orentities shall have any personal liability with respect hereto. To the extent that the manager executes this Agreement, the Closing documents or any other document in connection therewith, manager is doing so solely in its capacity as a representative of the entity on behalf of which it is signing and manager shall have no personal or individual liability whatsoever under this Agreement. This Section 8.2.3 shall survive Closing indefinitely.

8.3.	Covenants of Seller. Seller hereby covenants as follows:

8.3.1.    At all times from the Effective Date through the Closing Date, Seller shall cause to be in force fire and extended coverage insurance upon the Property and public liability insurance with respect to damage or injury to persons or property occurring on the Property in at least such amounts as are maintained by Seller on the Effective Date.

8.3.2.    From the Effective Date through the Closing Date, Seller shall not sell, assign or convey any right, title or interest whatsoever in or to the Property, or create or permit to attach any lien, security interest, easement, encumbrance, charge or condition affecting the Property (other than the Permitted Exceptions) without promptly discharging the same prior to Closing.

8.3.3.    Except as may be necessary for health and safety, Seller shall not, without Buyer's written approval, (a) amend or waive any right under any Contract to be assumed by Buyer; or (b) enter into any agreement of any type affecting the Property that is not terminated as of the Closing.

8.3.4.    From and after the Effective Date, Seller shall operate the Property in the manner in which Seller has previously operated the Property; provided, however, that Seller shall have no obligation to make any capital improvements subject to the terms of the Leases except as otherwise stated in this Agreement.

8.4.	Covenants of Buyer. Buyer hereby covenants as follows:

8.4.l. In the event Buyer elects to finance this transaction, prior to the expiration of the Inspection Period, Buyer shall deliver to Seller copies of binding loan commitment(s) required to fund the Purchase Price at Closing.

9.Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:

9.1.    Buyer is a limited partnership duly organized and validly existing under the laws of the State of Texas. Buyer has full power and authority to enter into this Agreemen,t to perfonn this Agreement and to consummate the transactions contemplated hereby. This Agreement is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization,arrangement, moratorium or other similar laws affecting the rights of creditors generally.

9.2.    The execution, delivery and perfonnance by Buyer of this Agreement, and all other agreements, instruments and documents referred to or contemplated herein or therein do not require the consent, waiver, approval, license or authorization of any person or public authority which has not been obtained and do not and will not contravene or violate (with or without the giving of notice or the passage of time or both), the organizational documents of Buyer or any judgment, injunction, order, law, rule or regulation applicable to Buyer.

I0.    Conditions Precedent to Closing.

10.1.    The obligations of Buyer pursuant to this Agreement shall, at the option of Buyer, be subject to the following conditions precedent:

10.1.1.    All of the representations, warranties and agreements of Seller set forth in this Agreement shall be true and correct in all material respects as of the Effective Date and as of the Closing Date, and Sellershall not have on or prior to Closing, failed to meet, comply with or perform in any material respect any conditions or agreements on Seller's part as required by the terms of this Agreement.

10.1.2.    There shall not exist any material, adverse encumbrance or title defect affecting the Property except for the Permitted Exceptions or matters to be satisfied at Closing.

10.2.    The obligations of Seller under this Agreement shall, at the option of Seller, be subject to the following conditions precedent:
10.2.1.    All of the representations, warranties and agreements of Buyer set forth in this Agreement shall be true and correct in all material respects as of the Effective Date and as of the Closing Date, and Buyer shall not have on or prior to Closing, failed to meet, comply with or perform in any material respect any conditions or agreements on Buyer's part as required by the terms of this Agreement.

10.3.    If any such condition is not fully satisfied by Closing, the party in whose favor the condition runs shall notify the other party and may terminate this Agreement by written notice (in all events such written notice shall be given on or prior to the Closing Date as it may be extended) whereupon this Agreement shall be canceled, the Due Diligence Items shall be returned to Seller, the Deposit shall be paid to Buyer and, thereafter, neither Seller nor Buyer shall have any continuing obligations hereunder except as otherwise expressly set forth herein; provided, however, that if Buyer notifies Seller of a failure to satisfy the conditions precedent set forth in Subsections 10.1.1 and 10.1.2 Seller may, within five (5) days of receipt of Buyer's notice agree to satisfy the condition by written notice to Buyer, and Buyer shall thereupon be obligated to close the transaction contemplated hereby provided Seller so satisfies such condition and such Closing occurs within ten (10) days of the scheduled Closing Date.

11.Overations and Risk of Loss
11.1    Ongoing Overations. During the pendency of this Agreement, but subject to the limitations set forth below, Seller shall carry on its businesses and activities relating to the Real Property substantially in the same manner as it did before the date of this Agreement.
11.2    New Contracts. Prior to the expiration of the Inspection Period, Seller may without Buyer's consent enter into contracts relating to the Real Property, provided that Seller provides Buyer with written notice of the same at least one day prior to the end of the Inspection Period. Following the expiration of the Inspection Period, Seller will not enter into any contract that will be an obligation affecting the Real Property subsequent to the Close of Escrow (except contracts entered into in the ordinary course of business that are terminable without cause on 30-days' notice), without the prior consent of the Buyer, which shall not be unreasonably withheld or delayed.
11.3    Leasing Arrangements. After the Effective Date, Seller shall obtain Buyer's consent, which Buyer shall not unreasonably withhold or delay, before entering into any new lease of space in the Real Property and before entering into a Lease amendment, expansion, or renewal. Buyer shall be deemed to have consented to any new lease or any Lease amendment, expansion, or renewal if it has not notified Seller specifying with particularity the matters to which Buyer reasonably objects, within two (2) days after its receipt of Seller's written request for consent, together with a copy of the Lease amendment, expansion, or renewal or the new lease. At the Closing, Buyer shall reimburse Seller for commissions, legal fees, the cost of tenant improvements, and all other leasing costs and expenses paid by Seller with respect to all Lease amendments, expansions or renewals or new leases that were entered into after the Effective Date ("New

Lease Transactions") and, at Closing, shall assume in writing (pursuant to the Assignment of Leases and Contracts and Bill of Sale) Seller's obligations (whether arising before or after the Effective Date or the Closing Date) under such new leases and Lease amendments, expansions or renewals. At the Closing, Buyer shall be entitled to a credit equal to all unpaid leasing costs and all free rent under those New Lease Transactions and Buyer shall assume in writing (pursuant to the Assignment of Leases and Contracts and Bill of Sale) Seller's obligations (whether arising before or after the Closing Date) under such New Lease Transactions.
11.4. Damage or Destruction Prior to Closing. In the event that the Property should be damaged by any casualty prior to the Closing, Seller shall give prompt notice to Buyer. If the Property is "materially damaged" (as hereinafter defined) by a fire or other casualty event (a "Casualty") prior to Closing, Buyer may terminate this Agreement by written notice given to Seller within ten (10) Business Days after Buyer receives notice of the occurrence of such Casualty from Seller. If Buyer so terminates this Agreement, then the Deposit and Investigation Reimbursement shall be returned to Buyer and neither party shall have any further rights or obligations hereunder except as set forth herein. If Buyer does not so terminate this Agreement, or if the Property is not deemed "materially damaged," Buyer will remain bound to purchase the Property for the full Purchase Price pursuant to the tenns of this Agreement, without regard to the occurrence or effect of the Casualty; provided that at Closing Seller will assign to Buyer Seller's interest in any property and lost income insurance proceeds payable to Seller under Tenant's insurance, but net of any costs and expenses reasonably incurred by Seller prior to Closing in connection with the Casualty and net of any pre-Closing rental loss resulting from the Casualty permitted by Tenants under the Leases, and Buyer shall receive a credit against the Purchase Price in the amount by which the cost of repair or restoration of the Property, as estimated by an engineer or contractor reasonably and timely selected by Seller and Buyer, exceeds the amount of any insurance proceeds. For purposes of this Section, the Property shall be deemed "materially damaged" if: (a) the estimated repair cost is greater than Two Hundred Thousand Dollars ($200,000.00); or (b) Tenant is not responsible under the Lease for the repair or restoration of the Property; or (c) a Tenant has the right to tenninate the Lease as a result of such Casualty and such right is not waived by the Tenant; or (d) the damage or destruction is not covered by Seller's insurance or if such insurance is not for full replacement cost, and the estimated repair cost is greater than Two Hundred Thousand Dollars ($200,000.00); or the damage or destruction causes the Property to be unacceptable to lender.

12.Eminent Domain. If, before the Closing, proceedings are commenced, or notice of any condemnation or intent to condemn is given by exercise of the power of eminent domain with respect to all or any portion of the Property ("Condemnation") Seller shall give prompt written notice to Buyer. If the Condemnation, as reasonably detennined by Buyer, would render the Property unacceptable to Buyer or unsuitable for Buyer's intended use, Buyer shall have the right, by giving notice to Seller within thirty (30) days after Seller gives notice of the Condemnation to Buyer, to terminate this Agreement, in which event this Agreement shall terminate, the Deposit shall be returned to Buyer, the Due Diligence Items shall be returned to Seller and neither party shall have any further obligation to the other except as expressly provided herein. If Buyer has the right to terminate this Agreement pursuant to the preceding sentence but Buyer does not exercise such right, then this Agreement shall remain in full force and effect and, at the Closing, the condemnation award (or, if not therefore received, the right to receive such portion of the award) payable on account of the taking shall be transferred in the same manner as title to the Property is conveyed. Seller shall give notice to Buyer within three (3) business days after Seller's providing written notice to Buyer of the commencement of any proceedings for the taking byexercise of the power of eminent domain of all or any part of the Property.

13.Notices. All notices, demands and other communications of any type given by any party hereunder, whether required by this Agreement or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this Section 13. All notices shall be in writing and shall be delivered (i) by courier; (ii) by Federal Express or other nationally recognized overnight delivery service; or (iii) by email. Notices delivered by e•mail must be followed by confirmation via Federal Express or other nationally recognized overnight delivery service. Notices shall be deemed received (i) if by courier, upon delivery or refusal of same; (ii) if by Federal Express or other nationally recognized overnight delivery service, the business day following deposit; and (iii) immediately following e-mail transmission. Any notice received on a non-businessday or after 5:00 p.m. Central Standard Time, as applicable, on a Business Day shall be deemed received on the next Business Day. Notices shall be given to the following addresses:

Seller:    Cotter & Sons, Inc.
c/o Marcus P. Rogers
Independent Administrator of the Estate of James F. Cotter, Deceased
Law Offices of Marcus P. Rogers, P.C. 2135 E. Hildebrand Ave.
San Antonio, Texas 78209 Telephone No.: (210) 736-2222
E-mail: mrogers(£1)111arc us rogcrslaw.com

With Required Copies to:    Ben McCaleb
C. Benjamin Mccaleb, PLLC 2135 E. Hildebrand Ave.
San Antonio, TX 78209-6332 Telephone No.: (210) 736-2222
E-mail: cbm@cbmccaleb-law.com

Buyer:    Hartman vREIT XX.I Operating Partnership L.P.
2909 Hillcroft, Suite 420
Houston, TX 77057
Telephone: (713) 467-2222
E-mail: mtorok (i11hi-re it.co m

14.	Remedies.

14.1.    Defaults by Seller. If there is any material default by Seller under this Agreement, following notice to Seller and seven (7) days, during which period Seller may cure the default, Buyer may, as its sole option, elect to either (i) declare this Agreement terminated in which case the Deposit shall be returned to Buyer; or (ii) treat this Agreement as being in full force and effect and bring an action against Seller for specific performance.

14.2.    Defaults by Buyer. If there is any material default by Buyer under this Agreement, following notice to Buyer and seven (7) days, during which period Buyer may cure the default, then Seller may, as its sole remedy, declare this Agreement terminated, in which case the Deposit shall be paid toSeller as liquidated damages and each party shall thereupon be relieved of all further obligations and liabilities, except any which survive termination. Notwithstanding the foregoing, Buyer's right to cure shall not be applicable to a failure to close and the Closing shall in no event be extended pursuant to this Section. In the event this Agreement is terminated due to the default of Buyer hereunder, Buyer shall deliver to Seller, at no cost to Seller, the Due Diligence Items and any or all of Buyer's Reports.

15.Assignment. Buyer may assign its rights under this Agreement to any individual and/or entity affiliated with Buyer, without Buyer's approval. However, no such assignment shall relieve Buyer of its obligations hereunder. For all other assignments, Buyer shall have no such right unless a written assignment is delivered to Seller no later than seven (7) business days before the Closing Date and further provided that no such assignment shall relieve Buyer of its obligations hereunder. In lieu of a formal assignment of this Agreement, Buyer shall have the right to take title to the Property at the Closing in a name other than Buyer's name provided such nominee is owned by Buyer by more than fifty-one (51) percent.

16.Interpretation and Applicable Law. This Agreement shall be construed and interpreted in accordance with the laws of the state in which the Real Property is located. Where required for proper interpretation, words in the singular shall include the plural; the masculine gender shall include the neuter and the feminine, and vice versa. The terms;' s uccessors and assigns" shall include the heirs, administrators, executors, successors, and assigns, as applicable, of any party hereto.

17.Amendment. This Agreement may not be modified or amended, except by an agreement in writing signed by the parties. The parties may waive any of the conditions contained herein or any of the obligations of the other party hereunder, but any such waiver shall be effective only if in writing and signed by the party waiving such conditions and obligations.

18.Attorney's Fees. In the event it becomes necessary for either party to file a suit to enforce this Agreement or any provisions contained in this Agreement, the prevailing party shall be entitled to recover, in addition to all other remedies or damages, reasonable attorneys' fees, expert fees and costs of court incurred in such suit, including those related to any appeal or review. This Section 18 shall survive Closing.

19.Entire Agreement: Survival. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements and understandings of the parties. No representation, warranty, covenant, agreement or condition not expressed in this Agreement or in any Closing document, if any, shall be binding upon the parties nor shall they affect or be effective to interpret, change or restrict the provisions of this Agreement. All of the obligations of the parties hereunder and all other provisions of this Agreement shall be deemed to have merged into the Deed and shall be extinguished at Closing or the earlier termination of this Agreement, except as expressly provided herein.

20.Multiple Originals; Counterparts: Signatures. The parties may execute numerous originals of this Agreement. Each such executed Agreement and copies of the same shall have the full force and effect of an original executed instrument. This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute the entire Agreement. Signatures transmitted by E-mail shall be treated as originals in all respects for purposes of executing this Agreement, any amendments hereto and any notices delivered under this Agreement.

21.Time of the Essence: Business Day Convention. Time is of the essence of this Agreement. Except as provided in Section 7.3.2, time periods hereunder shall bedeemed to expire at 5:00 p.m. Central Standard or Daylight Savings Time, as applicable, on the scheduled business day ("Business Day"). If the final date of any period or date of performance falls upon a Saturday, Sunday or legal holiday under Federal law or the laws of the State in which the Real Property is located, then in such event the expiration date of such period or time of performance shall be extended to the next Business Day.

22.Real Estate Commission. Buyer and Seller each represent to the other that no broker's or real estate commissions or other finder's fees, other than a commission payable by Seller to Cushman & Wakefield U.S., Inc. (the"Broker"), are or shall be due in respect to this transaction by reason of any agreement made or which may be alleged to have been made by Buyer or Seller. Upon the Closing pursuant to this

Agreement and the payment of the Sale Price, and conditioned fully upon such Closing and payment, Seller shall pay all commissions and fees owed to the Broker pursuant to Seller's separate agreement with the Broker. Each party agrees to indemnify and hold harmless the other from and against any and all claims, demands or the cost or expense thereof, including reasonable attorney's fees, arising out of any broker's commission, fee or other compensation due or alleged to be due in connection with the transactions contemplated by this Agreement based upon an agreement alleged tohave been made or other action alleged to have been taken by the indemnifying party. This Section 22 shall survive Closing.

23.Exchange. Seller and Buyer reserve the right to structure the transfer of the Property as a like kind exchange pursuant to Section l 031 of the Code. In such event, Seller and/or Buyer shall have the right to assign its interest in this Agreement to a qualified exchange intermediary of its choosing to affect such exchange. Buyer or Seller as thecase may beshall sign a customary assignment and/or notice of assignment; however, such assignment shall be at no cost or expense to the other party and shall not otherwise affect the term of this Agreement.

24.Parties Not Bound. Delivery of drafts of this Agreement, and all discussions and written communications regarding drafts of this Agreement, are preliminary discussions only and shall not serve as the basis for any claim of any kind between the parties including any claim of reliance, estoppel, breach of good faith or breach of contract. Neither party is bound unless and until a fully executed Agreement is delivered by both parties.

25.Waiver of Jury Trial. To the fullest extent permitted by law, each party waives any and all rights the party may have to a jury trial with respect to any dispute arising under this Contract or in connection with it or the transactions provided for herein.

26.	Statutory Disclosures.

26.1.    District. If the Property is situated in a utility or other statutorily created district providing water, sewer, drainage, or flood control facilities and services, Chapter 49 of the Texas Water Code requires Seller to deliver and Buyer to sign the statutory notice relating to the tax rate, bonded indebtedness, or standby fee of the district prior to final execution of this Agreement.

26.2.    Title Examination or Policy. The Buyer should have the Property examined by an attorney of the Buyer's choosing or the Buyer should be furnished with or obtain a title policy.

26.3.    Certificated Service Area of a Utility Service Provider. If the Property is situated in a certificated service area of a utility service provider, Section 13.257 of theTexas Water Code requires Seller to deliver and the Buyer to sign the required statutory notice.

26.4.    Pipelines. If a transportation pipeline, including a pipeline for the transportation of natural gas, natural gas liquids, synthetic gas, liquefied petroleum gas, petroleum or a petroleum product or hazardous substance, is located on or within the Property, Seller shall give Buyer statutory notice regarding such pipeline(s) as required by Section 5.013 of the Texas Property Code.

26.5.	Public Improvement District. If the Property is in a public improvement district, Section
5.014 of the Texas Property Code requires Seller to deliver and the Buyer to sign the required statutory notice.

27.HVAC Replacement. Buyer and Seller acknowledge that the heating, ventilation and air conditioning ("HVAC") unit that services the Property needs to be replaced and agree as follows:

•	Buyer and Seller have reviewed and approved a bid for the required HVAC work (the "HVAC Work") from Gray Mechanical ("Contractor") dated September 18, 2018, in the amount of $579,214

•	Seller shall be responsible for only this amount of $579,214 for the HVAC Work ("Seller's Repair Contribution")

•	Buyer has requested a revision to the bid to include a "dual" pump (the "Dual Pump Cost")

•	Buyer shall be responsible for the Dual Pump Cost, along with any further change orders and any additional costs that arise during the project; that is, any amounts due the Contractor over and above Seller's Repair Contribution of$579,214

•	When a formal contract (the "HVAC Contract") is executed, both Buyer and Seller will sign confirming that Buyer will assume all responsibilities under the HVAC
Contract on the Closing Date and Contractor will release Seller from all liability and thereafter look solely to Buyer for payment and performance

•	At Closing, Seller will escrow proceeds with the Title Company, to be utilized solely for the purpose of paying Contractor, in an amount calculated as follows:
o    $579,214 less the total of any prior payments made by Seller to Contractor

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK; SIGNATURES TO FOLLOW ON THE NEXT PAGE(S).]

SIGNATURE PAGE(S) FOR AGREEMENTFORPURCHASEANDSALE

IN WITNESS WHEREOF, the undersigned Seller and Buyer have executed this Agreement as of the Effective Date.

SELLER:

Cotter & Sons, Inc.
a Texas corporation

By: -------------
Marcus P. Rogers, Independent
Administrator of the Estate of James F. Cotter, Authorized Officer

SIGNATURE PAGE(S) FOR AGREEMENTFORPURCHASEANDSALE

BUYER:

Hartman vREIT, XXI Operating Partnership, L.P., a Texas limited partnership

By:
Hartman vREIT XXI, I

CONSENT OF ESCROW HOLDER AND RECEIPT

Escrow Holder hereby agrees to perform its obligations under this Agreement and acknowledges receipt of
(a) the Deposit from Buyer in the amount of One Hundred Thousand and No/100 Dollars ($100,000.00) on October _    , 2018, and (b) a fully executed counterpart of this Agreement on October _,    2018.

STEWART TITLE GUARANTY COMPANY

By:---------------

TR-ACT 1:

EXHIBIT "A"
LEGAL DESCRIPTION

A parcel orlund containing 2.5835 ucrcs (112,537 square feet) more or less, being that certain 2.5835acre tract connycd from ,John Hancock Mutunl Life Insurance Company to 11211 Katy Freeway, L.P., ns recorded In County Cle,•k's File No. S22 I448, Official Public Records of Real Property, Hnrris County, Texas, O.P.R.R. P. H.C. T., said 2.5835 acre tract being situated in the C. Williams Sun·ey, Abstrnct No. 834, in Harris County, Texas, and being more parliculnrly described hy metes and bounds as follow5:

BEGINNING at a found 518 inch iron rod, in the South line of lnt«:rstnte Highway 10, Katy Freeway, 27!1- foot right of-woy, for thr Northeast corner of Unrestricted Reserve "I)", Wilchestcr West, as recorde<I in Volume 132, Page 40, Mep Records of Hnrris County, Texas, same being the Northwest corner of thesaid 2.5835 acre troct, from which the centerline of Yorkchcster Dri\'l', 60 foot right-of-wny, us shown on said Wilchestcr West, bears with the said South line of lnlr"rstale Highway I 0, Katy Freeway, S 89 <leg.. 45 min. Sl sec. W, 480 rcct;

TIIENCE, N 89 deg. 45 min. 51 sec. E, with the said South line or Interstate Highway IO, Kuty Freeway, same beit1g the North line of the said 2.5835 acre tract, u distance of 199.42 reel to 11 found S/8 inch iron rod, for the Northwest corner of Rcslrictcd RcscrH "A", Block One, Pctrocente, r as recorded in Volume 321, Page 32. Map Recor() of Harris Cuu11ty. Texas, same being the Northeast corner of the said 2.5835acre tract, from which a found 5/8 inch Iron rod, bears S IJ deg. 00 min. 08 sec. W, 0.43 feet, .111d .1 found 5/8 inch iron rod. bl1' 1rs S 77 deg. 07 min. 20 sec. E, 0.53 reel and a round I Inch Iron pipe bears S 65 deg. 19 min. 2; sec. E, 0." 4 ft'cl:

THENCE, S 00 deg. IJ 111111. 36 sec . E. nith the Wc t line of said Rcslricled Re,crn- " A" . IJlotk One, Petrocentcr. same being the Ea t line of the said 2.5835 acre tract, 11 dista nce: of 563.10 feet, to a found H.2 md1 iron rod, in tlie North line of Loi 2, IJlock 13, Wilchestcr, Section Four, a, recorckd in Volume 142, Page 13, Ma11 Records of llarris County. Te,as, for the Southwest corn er of said Rcstrirtcd Rc:sen·c " A·•. Block One, Petroccnter, same being the Soulheast corner of lhe said 2.5SJS ac re tract;

THENCE, S 88 deg. 58 min. 51 sec. W with the North line of said Block 13, a distance or 199.35 foci to a found S/8 inch iron rod in lhe Eusc line ufsnld Unrcstrktccl Rcscne " 0 ", Wilchestcr West. for the Nor th\\ cs l eorner of Resen·e "A", of 5aid Blo<'k 13.same heing the Southwest i:orn r of the i11id 2.5835 nl'.re trnct;

THENCE, N 00 deg. 14 min. 09 sc1:. W, with the said Ea t line of Unrestricted Resen·e •'()", Wilchestcr West, same being the West line of the said 2.5835 acre tract, a distance of 565.82 fret, to the POIN r OF BE.GINNING and containinJ;i 2.5835 acres, (112,53 '1 quare feet) of lund, more or less.

TRACT 2:

r.aument Est11te, in and lo Chat certain Storm Water Sl'wer Easement, :is created by instrument filed under Harris County Clerir's File Numher T086815.

EXHIBIT "B" TO CONTRACT TENANT ESTOPPEL CERTIFICATE FORM
TENANT ESTOPPEL CERTIFICATE

The undersigned ("Tenant") hereby certifies to     Cotter & Sons, Inc. ("Landlord"), Hartman vREIT XXI
Operating Partnership L.P., and its successors and assigns (collectively, "Buyer") and Buyer's lender ("Lender"), as of the date of this Certificate:

l. Attached to this Certificate is a true and complete copy of the lease dated     ,_ ,between
     ("Landlord"), and Tenant (the "Lease"). The leased space (the "Premises") is located at         ,and is more particularly described in the Lease. The Lease (as attached) represents the entire agreement between the parties as to the Premises, is now in full force and effect, and has not been amended, modified or supplemented, except as follows:     . The Lease does not contain any purchase options or rights of first refusal to purchase the property in which the Premises is located.

2.The term of the Lease commenced on     ., _    . Tenant is currently occupying the Premises.

3.	The initial term of the Lease expires or expired on , , with renewal
option(s) of a period of         years each.

4.	The amount of fixed monthly rent is currently$_ _ _ _ . Tenant is paying the full rent under the Lease, which rent is not delinquent as of the date of this Certificate. Tenant has no right to any concession (rental or otherwise) or similar compensation in connection with renting the Premises, except as provided in the Lease. Tenant agrees not to pay, and has not paid, any rent under the Lease more than thirty (30) days in advance of the due date.

5.	The amount of the security deposit (if any) deposited by Tenant is$ _

6.There are no defaults on the part of Landlord under the Lease, and there are no events currently existing which would, with the lapse of time or the giving of notice or both, give Tenant the right to cancel or terminate the Lease. Tenant has no defense as to its obligations under the Lease and claims no set-off or counterclaim against Landlord. All conditions of the Lease to be performed by Landlord and necessary to the enforceability of the Lease have    been    satisfied,    except

7.There are no actions pending against Tenant or any guarantor of Tenant's obligations under the Lease pursuant to the bankruptcy or insolvency laws of the United States or any state.

8.Tenant represents and warrants that is has not used, generated, released, discharged, stored or disposed of any hazardous waste, hazardous substances, toxic waste, toxic substances or related materials (collectively, "Hazardous Materials") on, under, in or about the Premises, or transported any Hazardous Materials to or from the Premises, other than Hazardous Materials used in the ordinary and commercially reasonable course of Tenant's business in compliance with all applicable laws.

9.Tenant acknowledges that Lender is making a loan to Buyer for the purpose of financing Buyer's purchase of the property on which the Premises is located and that the Buyer and Lender are relying upon the representations made in this Certificate in funding such loan and finalizing such purchase.

Date:

_    Tenant: _ _

_ _ _

_ _ _

_ _ _ _ _

EXHIBIT "C" TO CONTRACT ASSIGNMENT OF LEASES FORM
ASSIGNMENT OF LEASES
THIS ASSIGNMENT OF LEASES (this "Assignment") is made and entered into as of
    , 20 ,    between        a

("Assignor") and     ,a    ("Assignee").

A Assignor has, as of the date hereof, conveyed to Assignee the real property described on Exhibit A attached hereto and made a part hereof(the "Property") in accordance with that certain Contract of Sale dated as of     ,between Assignor and Assignee (the"Purchase Agreement').
B.The Property is subject to the lease, tenancy, and occupancy agreements identified on Exhibit B attached hereto (such agreements, together with all rent, income, and proceeds arising therefrom and refundable deposits (including, without limitation, tenant security deposits), guaranties, or other security instruments relating thereto, being hereinafter referred to as the"Leases").
C.Assignor desires to transfer and assign to Assignee all of Assignor's rights, title, and interests under the Leases.
NOW, THEREFORE, in consideration of the receipt of Ten Dollars ($10.00) and other good and valuable consideration in hand paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged and confessed by Assignor, Assignor does hereby ASSIGN, TRANSFER, SET OVER, and DELIVER to Assignee and Assignee's successors and assigns all of Assignor's right, title, and interest in and to the Leases.
Assignor and Assignee further agree as follows:
1.    As of the date hereof, Assignee hereby assumes all liabilities and obligations of Assignor under the Leases that first accrue and relate to the periods from and after the date hereof and agrees (a) to perfonn all obligations of Assignor under the Leases that first accrue and are to be perfonned or that become due on or after the date hereof; and (b) to repay or account for all security deposits paid by the tenants under the Leases, provided such security deposits have been actually transferred or credited to Assignee pursuant to the provisions of the Purchase Agreement.
2.    Assignee agrees to indemnify, defend, and hold hannless Assignor from any cost, liability, damage, or expense (including attorneys' fees) arising out of or relating to Assignee's failure to perform any of the obligations under the Leases, to the extent accruing on or after the date hereof. Assignor agrees to indemnify, defend, and hold hannless Assignee from any cost, liability, damage, or expense (including attorneys' fees) arising out of or relating to Assignor's failure to perform any of the obligations under the Leases, to the extent accruing before the date hereof.
3.    All of the covenants, terms, and conditions set forth herein shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
[Signature Page Fol/ows]

IN WITNESS WHEREOF, this Assignment of Leases is executed on the dates set forth below to be effective as of the date first above written.

ASSIGNOR:

a_ _

_ _ _

_ _ _

_ _ _ _

_ _ _ _

By:    -    -    -    -    -    -    -    -    -    -    -    -    -
Name:         _ Title:     _
Dat_e: _ _    _    _    _    _    _    _ _    _    _    _    _

EXHIBIT ONLY. DO NOT EXECUTE.

ASSIGNEE:

a_ _

_ _ _

_ _ _

_ _ _

_ _ _ _ _

By: -- -    -    -    -    -    -    -    -    -    -    -    -
Name:     _

Title:     _

Da_te:_ _ _

_ _ _

_ _ _ _

_ _ _

EXHIBIT ONLY. DO NOT EXECUTE.

EXHIBIT "D" TO CONTRACT
FORM OF BILL OF SALE AND ASSIGNMENT

BILL OF SALE. ASSIGNMENT. AND ASSUMPTION AGREEMENT

This BILL OF SALE, ASSIGNMENT, AND ASSUMPTION AGREEMENT (this "Bill of
Sale") is made and entered into as of the _    day of     , 20, by and between
    ...., a    ("Assignor"), and     , a
    ("Assignee").

AGREEMENTS
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1.	Assignor hereby SELLS, TRANSFERS, ASSIGNS, and CONVEYS to Assignee all of Assignor's interest in the following (collectively, the"Assigned Property"):

(a)	All fixtures, appliances, equipment, and other personal property of whatever kind or character owned by Assignor and attached to or installed on or in the real property located
in    County,     (as more particularly described in the attached Exhibit A.
the"Land") or the improvements located on the Land ("lmproveme11ts") (collectively, the
"Perso11al Property").

(b)
All of Assignor's right, title, and interest in and to all service and maintenance contracts, warranties, guaranties, and bonds used in connection with and/or related to the maintenance, repair, or operation of the Land or the Improvements (or any part thereof), but only to the extent that the foregoing are assignable by Assignor without any necessary third-party consent or to the extent that all necessary third-party consents to the assignments have been obtained, as more particularly described on Exhibit B.

2.
TO HAVE AND TO HOLD all of Assignor's interest in the Assigned Property unto said Assignee, its successors and assigns forever, and Assignor hereby binds itself and its successors and assigns to FOREVER WARRANT and DEFEND title to the Personal Property unto Assignee and Assignee's successors and assigns against every person whomsoever lawfully claiming the same or any part thereof by, through, or under Assignor, but not otherwise..

ASSIGNEE EXPRESSLY ACKNOWLEDGES THAT ASSIGNEE HAS INSPECTED THE ASSIGNED PROPERTY AND THE ASSIGNED PROPERTY IS BEING PURCHASED "AS IS," WHERE IS, AND WITH ALL FAULTS, LATENT AND PATENT. ASSIGNOR MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES AS TO MERCHANTABILITY, HABITABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

3.
Assignee hereby accepts the assignment of the Assigned Property and agrees to assume and discharge, in accordance with the tenns thereof, all of the obligations thereunder from and after the date hereof. Assignee agrees to indemnify and hold harmless Assignor from any cost, liability, damage, or expense (including attorneys' fees) arising out of or relating to Assignee's failure to perfonn any of the obligations relating to the Assigned Property, to the extent accruing on or after the date hereof. Assignor agrees to indemnify and hold harmless Assignee from any cost, liability, damage, or expense (including attorneys' fees) arising out of or relating to Assignor's failure to perfonn any of the obligations relating to the Assigned Property, to the extent accruing before the date hereof.

4.	This Bill of Sale may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Bill of Sale is executed on the dates set forth below to be effective as of the date first above written.

ASSIGNOR:

a_ _ _ _ _

_ _ _ _ _

_ _ _ _ _ _

By: - - - - - - - - - - - - - - -
Name: --------------
--

Titie:
Da_te:_.    _ _

-_-_ -_ -_ -_

_-_-_-_--_ -_ --

EXHIBIT ONLY. Do NOT EXECUTE.

ASSIGNEE:

a_ _ _

_ _ _ _

_ _ _ _

_ _ _ _ _

BNy :ame- :

-    -    -    -    -    -    -    -    -    -    -    -    -

Title:    Date:--------------
EXHIBIT ONLY. Do NOT EXECUTE.

EXHIBIT "E" SPECIAL WARRANTY DEED

NOTICE OF CONFIDENTIALITY RIGHTS:
IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OF THE FOLLOWING INFORMATION FROM THIS INSTRUMENT BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS -- YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER'S LICENSE NUMBER.

SPECIAL WARRANTY DEED WITH VENDOR'S LIEN

Effective Date:

Grantor:

Grantor's Mailing Address:

Grantee:

Grantee's Mailing Address: (including county)

2135 E. Hildebrand Ave. San Antonio, TX 78209

2909 Hillcroft, Suite 420
Houston, TX 77057

Consideration:	Ten and No/ lO0ths Dollars ($10.00) and the note of even date that is in the principal amount of and is executed by Grantee, payable to the order of _ _ _

_ _ _ _ _ _

_ _ _ . It is

secured    by    a    vendor's    lien    retained    in    this    deed    in    favor    of
     and by a deed of trust of even date from

Grantee to _ _

_ _ _

_ , Trustee.

Property (including any improvements):

Exceptions to Conveyance and Warranty:

This conveyance is made and accepted subject to the "AS IS" provision set forth below and to all conditions, covenants, easements and restrictions set forth in the attached Exhibit "B".

GRANTEE ACKNOWLEDGES AND AGREES THAT GRANTEE IS TAK.ING THE PROPERTY "AS IS" WITH ANY AND ALL LATENT AND PATENT DEFECTS AND THAT THERE IS NO WARRANTY BY GRANTOR THAT THE PROPERTY IS FIT FOR A PARTICULAR PURPOSE. GRANTEE ACKNOWLEDGES THAT IT IS NOT RELYING UPON ANY REPRESENTATION, STATEMENT, ASSERTION OR NONASSERTION BY GRANTOR OR GRANTOR'S AGENTS WITH RESPECT TO THE PROPERTY CONDITION, BUT IS RELYING SOLELY UPON ITS OWN EXAMINATION OF THE PROPERTY. GRANTEE TAKES THE PROPERTY UNDER THE EXPRESS UNDERSTANDING THERE ARE NO EXPRESS OR IMPLIED WARRANTIES (EXCEPT FOR LIMITED WARRANTIES OF TITLE SET FORTH IN THIS DEED).

Grantor, for the consideration and subject to the exceptions to conveyance and warranty, grants, sells, and conveys to Grantee the Property, together with all and singular the rights and appurtenances thereto in any wise belonging, to have and to hold it to Grantee, Grantee's heirs, executors, administrators, successors, or assigns forever. Grantor hereby binds Grantor and Grantor's heirs, executors, administrators, and successors to warrant and forever defend all and singular the Property to Grantee and Grantee's heirs, executors, administrators, successors, and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof, except as to the exceptions to conveyance and warranty, by, through or under Grantor, but not otherwise.

The vendor's lien against and superior title to the Property are retained until each note described above is fully paid according to its terms, at which time this deed shall become absolute.

_ _ _ _

_ _ _ _

_ _ _ _

_ , at Grantee's request, has paid in cash to Grantor a portion of the purchase price of the Property, evidenced by a portion of the note described. The vendor's lien and superior title to the Property are retained for the benefit of the _ _ transferred to that party without recourse on Grantor.

_ _ _ _ _

_ _ _ _

_ _    and are

When the context requires, singular nouns and pronouns include the plural.

Current ad valorem taxes on the Property having been prorated, the payment thereof is assumed by Grantee.

Executed on the acknowledgement date shown below, to beeffective asQf     _

By:    -    -    -    -    -    -    -    -    -    -    -    -    -    -    -

EXHIBIT0NLY. DoNoTEXECVTE.

THE STATE OF _

_    _    _    §
§

COUNTY OF     _    §

This instrument was acknowledged before me on this

day of     ,20

, by

    ,    of     , a    , on behalf of said

NOTARY PUBLIC in and for the State of- - - - -
[Seal]

AFTER RECORDING, PLEASE RETURN TO:

Exhibit A - Description of the Property Exhibit B - Permitted Exceptions

EXHIBIT "F" TO CONTRACT TENANT NOTICE FORM
    ,20

Re:    Lease, dated     (the    "Lease")

between

Dear Tenant:

     ,a     _
-------, sTenant

as Landlord, and

-------, a

Please be advised that         , a        ("Purchaser") has purchased from     _,        ("Seller"), the previous owner thereof,

the real property located in

County,

, which is subject to the above referenced Lease. In

connection with such purchase, Seller has assigned its interest as landlord in the Lease to Purchaser and has transferred your security deposit to Purchaser. All rental and other payments that become due subsequent to the date hereof should be payable to    and should be addressed to     _
at    In addition, all notices from you to the landlord

concerning any matter relating to your tenancy should be sent to _ _
Very truly yours,
PURCHASER:

_ _ _

_    at the address above.

a_ ~~_ _ _ _ _ _ _ _ _ _ _ _ _ _ _~~

BNy :am-e: -    -    -    -    -    -    -    -    -    -    -    -_-    -

Title:    Date:------- -------
EXHIBIT ONLY, DO NOT EXECUTE.

SELLER:

a---------------
By: -    -    -    -    -    -    -    -    -    -    -    -    -
Name: --------------
Title: ---------------
Da_te:_ _ _ _ _ _ _ _ _ _ _ _ _ _

EXHIBIT ONLY. Do NOT EXECUTE.

EXHIBIT "G" TO CONTRACT

LIST OF DUE DILIGENCE ITEMS
As noted in Section 4.1, all Due Diligence Items shall be delivered only to the exte11t the same exist and are in Seller's possession or control. In addition, Buyer acknowledges that it is unlikely that the Administrator, Marcus P. Rogers, has a11y extensive knowledge with respect to any specific asset of the Estate and that Buyer is relyi11g on its own investigation. In particular, since the Administrator did not take control ofthe Estate until February 221 2017, any financial or property records relating to periods prior to that date are provided without any warranty whatsoever as to their accuracy or completeness.

Seller shall deliver the following to Buyer through a secure website or make available at the property or the Estate's business office to the extent such items are in Seller's possession and control:

1.	Copies of all Leases, including any and all modifications or amendments thereto.

2.
A certified rent roll for the Property for the month in which this Agreement is executed, or if not yet available, the most recently available month, in the form customarily prepared for Seller by the current manager of the Property and copies of monthly rent rolls for 2018.

3.
Copies of all vendor and service contracts to which Seller is a party that are currently in effect with respect to the Property, including, but not limited to, all agreements for the provision of janitorial, maintenance, trash removal, landscaping and security services, to the extent in Seller's possession.

4.	Copies of all leasing commission agreements with respect to the Property to which Seller is a party.

5.
Operating statements for the Property for the past three (3) years and through the end of October 2018 (or the period of Seller's ownership of the Property or whatever is in Seller's possession, if either less) in the format customarily prepared for Seller by the current manager of the Property and, to the extent not covered in the Operating Statements, 2015, 2016, 2017 CAM reconciliations/estimates, and a YTD expense general ledger in the format customarily prepared for Seller by the current manager of the Property.

6.	An inventory of the Tangible Personal Property, if any, to be conveyed to Buyer at Closing.

7.
Copies of the ad valorem and personal property tax statements covering the Property for the current tax year (if available) and for the previous two (2) years (or the period of Seller's ownership of the Property, ifless).

8.
All Governmental licenses and permits issued to Seller with respect to the Property to the extent in Seller's possession, including specifically, without limitation, building permits, certificates of occupancy, and special or conditional use permits in Seller's possession.

9.	Plans and specifications for the Improvements, to the extent in Seller's possession, including working CAD files and current as builts.

10.	Copies of all guaranties and warranties covering the Property, to the extent in Seller's possession.

11.	Any current environmental reports prepared for Seller with respect to the Property which are in Seller's possession.

12.	A schedule of all tenant deposits (security or otherwise), which schedule may be a part of the rent roll.

13.	Existing land title survey for the real property.

14.	A copy of Seller's standard lease form in PDF format.

15.	A schedule of all insurance claims over the past two (2) years that relate to the real property.

16.	A historical occupancy report by year for the last two (2) years.

17.	A schedule of historical capital expenditures on the real property during the calendar year 2016, 2017, and 2018.

18.	An aging report detailing current payment delinquencies of any tenants.

19.	A description of all threatened and pending litigation that affects the real property.

20.	Billing information for tenant expense reimbursements (common area maintenance, taxes, insurance, etc.) for 2017 and 2018.

21.	A general ledger for 2016 and 2017 and the 2018 (year-to-date).

22.	Copies of all utility accounts which will be transferred to Buyer at closing.

23.	A copy of the 2018 operating expense budget.

25.	(intentionally omitted) Documentation reflecting expenses incurred in connection repair and maintenance projects performed in the prior two (2) years where the expenses exceeded $50,000.

26.	Copies of any documents regarding any roof, foundation and pest control (including termite) work performed on the Improvements and the bonds and for warranties of said work, if any.

27.
Copies of all orders of any governmental agencies respecting any claimed violation of any federal, state or local law,ordinance, rule, regulation, requirement or order affecting the Property, including any notices received regarding the Property.

28.	List of Tenant Improvement allowances owed to tenants and expiration dates.

In addition to the above documents, on two (2) business days advance notice from Buyer, Seller shall, to the extent in Seller's possession or under the control of Seller, provide access to all of Seller's books and records relating exclusively to the Property, including tenant lease correspondence and files (but excluding any privileged information, appraisals and information relating toSeller itself), to be inspected by the Buyer at the offices of the Seller's property manager during regular business hours.

List of Due Diligence Items
As noted in Section 4.1, all Due Diligence Items shall be delivered only to the extent the same exist and are in Seller's possession or control. In addition, Buyer acknowledges that it is unlikely that the Admi11istrator, Marcus P. Rogers, has any extensive knowledge with respect to any specific asset of the Estate and that Buyer is relying on its ow11 investigation. In particular, since the Administrator did not take control of the Estate until February 22, 2017, any financial or property records relating to periods prior to that date are provided without any warranty whatsoever as to their accuracy or completeness.

Seller shall deliver the following to Buyer through a secure website or make available at the Estate's business office to the extent such items are in Seller's possession and control:

1.	General Ledger detail: Year 2017, January to October of 2018. Need documents in Excel.

2.	Rent Roll: 2017 rent rolls, supporting total rent revenue during 2017.2018 rent rolls as of October, supporting total rent income between January and October. Need documents in Excel.

3.	Income Statement: Year 2016 income statement. January to October 2018 (YTD) income statement.

4.	2017-2018 Invoices: Auditor will choose examples from GL statement provided, and the invoices will be required.